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                                    EXHIBIT 5

                   [LEAGRE CHANDLER & MILLARD LLP LETTERHEAD]





August 21, 2002



Horizon Bancorp
515 Franklin Square
Michigan City, Indiana 46360


Ladies and Gentlemen:

         We have acted as special counsel to Horizon Bancorp, an Indiana corporation (the "Company"), with respect to the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") covering up to 269,400 shares of the Company's Common Stock, no par value per share (the "Shares"), available for issuance pursuant to the 1987 Stock Option and Stock Appreciation Rights Plan of Horizon Bancorp and 1997 Key Employees' Stock Option and Stock Appreciation Rights Plan of Horizon Bancorp (the "Plans").

         Based on our review of the Articles of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, the Plans and documents related thereto, and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Shares, if and when issued and paid for pursuant to the Plans and related documents, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.

                                              Very truly yours,

                                              /s/ Leagre Chandler & Millard LLP

                                              LEAGRE CHANDLER & MILLARD LLP






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